Exhibit 99.1

Jeff Hansen
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Jeff.Hansen@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com

Marriott Vacations Worldwide Provides Hurricane Irma Update
ORLANDO, Fla. – September 19, 2017– Marriott Vacations Worldwide Corporation (NYSE: VAC) provided an update today on the anticipated impact of Hurricane Irma on its operations.
“Our deepest and heartfelt thoughts go out to those who have been impacted by Hurricane Irma, and our first priority has been the safety and security of our owners, guests and associates,” commented Steve Weisz, Marriott Vacations Worldwide’s president and chief executive officer. “As the storm has passed and their safety assured, we have turned our focus to the continued operations of our properties that were in Irma’s path. While our St. Thomas resorts are not expected to be at full operations for some time, we have made great progress getting our other impacted resorts and operations open. I am very proud of our team for how they have handled this difficult time, and we are continuing to move forward on our remediation efforts, including working with our insurers on property and business interruption claims.”
The company is still in the process of assessing the impact on its operations resulting from Hurricane Irma. However, the company expects that mandatory evacuations, shutdowns and cancellations of reservations and scheduled tours resulting from Hurricane Irma will adversely impact sales operations at several of its locations, primarily those located on St. Thomas (USVI), in Florida and on Hilton Head Island, South Carolina. The company also expects rental and ancillary revenues will be impacted adversely across these locations. As of today, all of the impacted resorts and sales centers have re-opened, either fully or partially, except for the company’s two resorts and sales center on St. Thomas, one resort and sales center in each of three locations in Florida (Singer Island, Marco Island and Ft. Lauderdale), and two resorts on Hilton Head Island. The company expects all of its resorts and sales centers will be fully or partially open by the end of September, except for its two resorts and a sales center on St. Thomas. The company is not currently in a position to predict when its resorts and sales center on St. Thomas will reopen.

The company previously provided updated full year 2017 financial guidance on August 3, 2017 in connection with its second quarter earnings release. Prior to Hurricane Irma, the company expected its results would have been within such guidance. Based on its preliminary assessments of the impacts of Hurricane Irma and currently available information, however, the company expects that its 2017 contract sales and rental and ancillary revenues could be negatively impacted by approximately $16 million to $20 million and $2 million to $3 million, respectively. Further, the company expects its 2017 net income, adjusted EBITDA and adjusted net income could be negatively impacted by approximately $6 million to $8 million, $6 million to $8 million and $4 million to $6 million, respectively. In addition, the company expects both its 2017 net cash provided by operating activities and adjusted free cash flow could be negatively impacted by approximately $10 million to $13 million. Non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and adjusted free cash flow, are reconciled and adjustments are shown and described in further detail in Appendix A that follows.

Marriott Vacations Worldwide Provides Hurricane Irma Update / 2

The company expects a portion of the adverse impact to its contract sales and rental and ancillary revenues will be mitigated through business interruption insurance; however, it cannot quantify the extent of any such mitigation at this time, and any business interruption insurance income would most likely not be recognized in 2017.
The company is also still estimating the impact of the property damage to all of its resorts; however, it expects any significant damage to the resorts will be covered by property insurance and that any remaining costs and deductibles will not have a material impact on the company’s results or the relevant owners associations.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global pure-play vacation ownership company, offering a diverse portfolio of quality products, programs and management expertise with over 65 resorts. Its brands include Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. For more information, please visit www.marriottvacationsworldwide.com.
Note on forward-looking statements: This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements about future operating results, estimates, and assumptions, and similar statements concerning anticipated future events and expectations that are not historical facts. In particular, the forward-looking statements included in this press release regarding the impact of Hurricane Irma are based on the company’s preliminary assessments. The company is continuing to assess that impact, and actual results may differ, perhaps materially, from those included in this press release as a result of, among other things, the actual dates on which resorts and sales centers that are currently closed reopen, the occurrence of additional storms or other events outside the company’s control that hinder the remediation process, the length of time that may be required after re-opening to return to normal operations and sales pace, the length of time that may be required for the markets in which the company’s resorts and sales centers are located to return to normal operations, and whether damage to any resorts is more significant than expected. The company cautions you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including volatility in the economy and the credit markets, supply and demand changes for vacation ownership and residential products, competitive conditions, the availability of capital to finance growth, and other matters referred to under the heading “Risk Factors” contained in the company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in subsequent SEC filings, any of which could cause actual results to differ materially from those expressed in or implied in this press release. These statements are made as of September 19, 2017 and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Appendix A Follows

Appendix A

MARRIOTT VACATIONS WORLDWIDE CORPORATION
NON-GAAP FINANCIAL MEASURES
(In millions)
In this press release, we present the estimated impact of Hurricane Irma on certain financial measures that are not prescribed by United States generally accepted accounting principles (“GAAP”). We reconcile the estimated impact on the most directly comparable GAAP financial measure to each estimated impact we present on a non-GAAP financial measure (identified by a double asterisk (“**”)) below. Please be aware that these non-GAAP financial measures have limitations and should not be considered in isolation or as a substitute for revenues, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are presented by other companies, and as a result, the non-GAAP financial measures we present may not be comparable to those presented by others.
IMPACT OF HURRICANE IRMA ON 2017 ADJUSTED NET INCOME OUTLOOK

	Fiscal Year 2017 (low)	Fiscal Year 2017 (high)
Net income	$(6)	$(8)
Adjustments to reconcile Net income to Adjusted net income
Bonus payout [1]	3	4
Insurance [2]	—	—
Provision for income taxes on adjustments to net income	(1)	(2)
Adjusted net income **	$(4)	$(6)

1	Represents the amount by which bonus payouts would be reduced due to the impact of Hurricane Irma on 2017 results.
2	The amount of any business interruption insurance income and related deductibles with respect to Hurricane Irma is not estimable at this time.
IMPACT OF HURRICANE IRMA ON 2017 ADJUSTED EBITDA OUTLOOK

	Fiscal Year 2017 (low)	Fiscal Year 2017 (high)
Net income	$(6)	$(8)
Interest expense [1]	—	—
Tax provision	(3)	(4)
Depreciation and amortization	—	—
EBITDA **	(9)	(12)
Non-cash share-based compensation	—	—
Bonus payout [2]	3	4
Insurance [3]	—	—
Adjusted EBITDA **	$(6)	$(8)

1	Interest expense excludes consumer financing interest expense.
2	Represents the amount by which bonus payouts would be reduced due to the impact of Hurricane Irma on 2017 results.
3	The amount of any business interruption insurance income and related deductibles with respect to Hurricane Irma is not estimable at this time.
IMPACT OF HURRICANE IRMA ON 2017 ADJUSTED FREE CASH FLOW OUTLOOK

	Fiscal Year 2017 (low)	Fiscal Year 2017 (high)
Net income	$(6)	$(8)
Inventory	(4)	(5)
Net cash provided by operating activities	(10)	(13)
Free cash flow **	(10)	(13)
Adjustments:
Net change in borrowings available from the securitization of eligible vacation ownership notes receivable through the warehouse credit facility [1]	—	—
Adjusted free cash flow **	$(10)	$(13)

1	Represents the net change in borrowings available from the securitization of eligible vacation ownership notes receivable through the warehouse credit facility between the 2016 and 2017 year ends.